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                                                                      EXHIBIT 99

Brian P. Campbell                                          For Immediate Release
President and Chief Executive Officer                      ---------------------
(734) 747-7025 Ext. 129



                    KAYDON CORPORATION ANNOUNCES ACQUISITION


Ann Arbor, Michigan, August 28, 2000

     Kaydon Corporation (NYSE:KDN) announced today that it has acquired the "Tridan Group of Companies" consisting of Tridan International, Inc., Indiana Precision, Inc. and Canfield Technologies, Inc. The purchase price was approximately $48.0 million, cash. Acquisition of these companies is expected to be accretive to Kaydon earnings.

     Tridan International, Inc. is a manufacturer of specialty product equipment for the commercial and residential air conditioning industry. Its products are marketed both domestically and internationally. Indiana Precision, Inc. is a manufacturer of specialty tooling for the plastic packaging industry. Canfield Technologies, Inc. is a manufacturer of environmentally safe lead-free solders sold into electronic, construction and specialty manufacturing industries.

     The three companies, which had substantially identical ownership, have annual sales in excess of $30.0 million.

     In commenting on the acquisition, Brian P. Campbell, Kaydon's President and Chief Executive Officer stated, "We welcome these fine companies and their excellent management teams into the Kaydon family. The acquisition of the Tridan Group of Companies is an example of our long range growth strategy to further diversify Kaydon's product and market profile."

     Kaydon Corporation is a leading designer and manufacturer of custom-engineered products, supplying a broad and diverse group of industrial, aerospace, medical and electronic equipment, and aftermarket customers.

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     Certain information in this press release is forward-looking, such as the
Company's expectations regarding future financial performance and growth initiatives. The Company may not update these expectations to reflect subsequent events. Such forward-looking information involves risks and uncertainties that could significantly affect expected results. These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, market acceptance of new or enhanced versions of the Company's products, the pricing of raw materials and changes in the competitive environments in which the Company's businesses operate. Readers are cautioned to consider these factors when relying on such forward-looking information.